UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2019

ContraVir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36856	46-2783806
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

399 Thornall Street, First Floor

Edison, NJ 08837

(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 902-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

The proceeds from the Private Placement will be used primarily for working capital and general corporate purposes.

Item 1.01.                Entry into a Material Definitive Agreement.

On March 13, 2019, ContraVir Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Investor”). Pursuant to the Securities Purchase Agreement, the Company issued to the Investor in a private placement (the “Private Placement”) (i) 3,320,000 shares of Company common stock and (ii) an unsecured $1.25 million aggregate principal amount debenture (the “Debenture”).

The maturity date of the Debenture is June 30, 2019. Prior to the maturity date, no interest will accrue on the Debenture. Upon an event of default, including upon the non-repayment of the principal amount at the maturity date, interest shall accrue on the Debenture at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such principal amount is paid in full. The Debenture ranks junior to the Company’s existing secured indebtedness.

The foregoing does not purport to be a complete description of the Securities Purchase Agreement or the Debenture, and are qualified in their entirety by reference to the full text of such documents, which are attached as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and are incorporated by reference herein.

The gross proceeds from the Private Placement were $1.25 million. The proceeds will be used primarily for working capital and general corporate purposes.

The offers and sales of securities in the Private Placement were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), including pursuant to Rule 506 thereunder. Such offers and sales were made solely to “accredited investors” under Rule 506 and were made without any form of general solicitation and with full access to any information requested by the investor regarding the Company or the securities offered in the Private Placement.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.01                   Notice of Delisting or Future to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by the Company on Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 5, 2018 and March 4, 2019, the Company received a deficiency notice, dated August 29, 2018, from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with The Nasdaq Capital Market continued listing requirement set forth in Nasdaq’s Listing Rule 5450(a)(2) (the “Minimum Bid Price Rule”), as the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial grace period of 180 calendar days, or until February 25, 2019, to regain compliance with the Minimum Bid Price Rule.

On February 27, 2019, the Company received a letter from Nasdaq indicating that, based upon the Company’s continued non-compliance with the Minimum Bid Price Rule as well as the fact that the Company has not yet held an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end, the Company’s common stock would be subject to delisting unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company requested a hearing before the Panel, which request will stay any further action by Nasdaq at least pending a decision following the hearing and the expiration of any additional extension that may be granted by the Panel and were granted a meeting, scheduled to occur on April 11, 2019.

On March 18, 2019, the Company received an additional letter from NASDAQ notifying the Company that it failed to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing under Nasdaq Listing Rule 5550(b) (the “Stockholders’ Equity Rule”). Nasdaq indicated that this matter serves as an additional basis for delisting the Company’s securities from Nasdaq and that the Panel will consider this matter.

We are considering all of our options to regain compliance; however, there can be no assurance that the Panel will grant our request for continued listing or that we will be able to evidence compliance with the continued listing criteria within the period of time that the Panel may grant it to do so.

Item 3.02                   Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	Form of Securities Purchase Agreement, dated March 13, 2019, by and among the Company and the Investor
Exhibit 10.2	Form of Unsecured Debenture issued to Investor, dated March 14, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2019

CONTRAVIR PHARMACEUTICALS, INC.

	By:	/s/ Robert Foster
Robert Foster
Chief Executive Officer